UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

PROTEOSTASIS THERAPEUTICS, INC.
(Name of Issuer)
Common Stock, $0.001 par value
(Title of Class of Securities)
74373B109
(CUSIP Number)
December 31, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74373B109	13G	Page 2 of 10 Pages

1	NAMES OF REPORTING PERSONS
Perrigo Company plc

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,908,067

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,908,067

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,908,067

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7% (based on 24,960,243 shares of common stock of the Issuer outstanding as of November 8, 2016 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2016)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

CUSIP No. 74373B109	13G	Page 3 of 10 Pages

1	NAMES OF REPORTING PERSONS
Perrigo Holdings Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,908,067

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,908,067

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,908,067

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7% (based on 24,960,243 shares of common stock of the Issuer outstanding as of November 8, 2016 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2016)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 74373B109	13G	Page 4 of 10 Pages

1	NAMES OF REPORTING PERSONS
Perrigo Pharma International DAC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,908,067

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,908,067

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,908,067

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7% (based on 24,960,243 shares of common stock of the Issuer outstanding as of November 8, 2016 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2016)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 74373B109	13G	Page 5 of 10 Pages

1	NAMES OF REPORTING PERSONS
Perrigo Corporation Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,908,067

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,908,067

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,908,067

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7% (based on 24,960,243 shares of common stock of the Issuer outstanding as of November 8, 2016 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2016)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 74373B109	13G	Page 6 of 10 Pages

1	NAMES OF REPORTING PERSONS
Perrigo Science One Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,908,067

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,908,067

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,908,067

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7% (based on 24,960,243 shares of common stock of the Issuer outstanding as of November 8, 2016 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2016)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

Item 1. (a)     Name of Issuer

Proteostasis Therapeutics, Inc.

Item 1. (b)        Address of Issuer’s Principal Executive Offices

200 Technology Square, 4th Floor
Cambridge, Massachusetts 02139

Item 2. (a)        Name of Person Filing

Perrigo Company plc
Perrigo Holdings Ltd.
Perrigo Pharma International DAC
Perrigo Corporation Ltd.
Perrigo Science One Ltd.

Item 2. (b)        Address of Principal Business Office or, if None, Residence

Perrigo Company plc
Perrigo Holdings Ltd.
Perrigo Pharma International DAC
Perrigo Corporation Ltd.
Perrigo Science One Ltd.

Treasury Building,
Lower Grand Canal Street
Dublin 2, Ireland

Item 2. (c)        Citizenship

Perrigo Company plc is incorporated under the laws of Ireland.
Perrigo Holdings Ltd. is incorporated under the laws of Ireland.
Perrigo Pharma International DAC is incorporated under the laws of Ireland.
Perrigo Corporation Ltd. is incorporated under the laws of Ireland.
Perrigo Science One Ltd. is incorporated under the laws of Ireland.

Item 2. (d)        Title of Class of Securities

Common Stock, $0.001 par value

Item 2. (e)        CUSIP Number

74373B109

Item 3.

Not Applicable.

Item 4.             Ownership

(a)	Amount beneficially owned: See Item 9 of the attached cover pages.
(b)	Percent of class: See Item 11 of the attached cover pages.
(c)	Number of shares as to which the person has:
	(i)	sole power to vote or to direct the vote: See Item 5 of the attached cover pages.
	(ii)	shared power to vote or to direct the vote: See Item 6 of the attached cover pages.
	(iii)	sole power to dispose or to direct the disposition of: See Item 7 of the attached cover pages.
	(iv)	shared power to dispose or to direct the disposition of: See Item 8 of the attached cover pages.

Item 5.            Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.            Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.            Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

See Exhibit 99.1

Item 8.            Identification and Classification of Members of the Group

Not Applicable.

Item 9.            Notice of Dissolution of Group

Not Applicable.

Item 10.         Certification

Not Applicable to filing pursuant to Rule 13d-1(d).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2017

PERRIGO COMPANY PLC

By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Title: Secretary

PERRIGO HOLDINGS LTD.

By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Title: Secretary

PERRIGO PHARMA INTERNATIONAL DAC

By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Title: Director

PERRIGO CORPORATION LTD.

By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Title: Secretary

PERRIGO SCIENCE ONE LTD.

By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Title: Secretary